Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces Second Quarter 2025 Results

Second Quarter Revenue of $1.6 Billion with GAAP EPS of $0; Adjusted EPS of $0.51

GAAP Operating Income of $9 Million; Net Income of $0; Operating Cash Flow of $16 Million

Adjusted EBITDA of $47 Million; Adjusted Free Cash Flow of $13 Million

B2B Distribution and Consumer Divisions Drove Improved Performance Trends

Progress on Long-Term Growth Initiatives

Provides Additional Guidance for 2025

Boca Raton, Fla., August 6, 2025 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the second quarter ended June 28, 2025.

Consolidated (in millions, except per share amounts)	2Q25	2Q24	YTD25	YTD24
Selected GAAP and Non-GAAP measures:
Sales	$1,586	$1,717	$3,286	$3,586
Sales change from prior year period	(8)%		(8)%
Operating income (loss)	$9	$0.4	$(23)	$41
Adjusted operating income (1)	$25	$33	$79	$100
Net income (loss) from continuing operations	$—	$(4)	$(29)	$27
Diluted earnings (loss) per share from continuing operations	$—	$(0.12)	$(0.97)	$0.73
Adjusted net income from continuing operations (1)	$15	$20	$47	$70
Adjusted earnings per share from continuing operations (fully diluted) (1)	$0.51	$0.56	$1.57	$1.89
Adjusted EBITDA (1)	$47	$57	$123	$147
Operating Cash Flow from continuing operations	$16	$(1)	$73	$43
Free Cash Flow (2)	$4	$(20)	$39	$(7)
Adjusted Free Cash Flow (3)	$13	$5	$58	$22

Second Quarter 2025 Summary(1)(3)

•
Total reported sales of $1.6 billion, down 8% versus the prior year period on a reported basis. The decrease in reported sales is largely related to lower sales in its Office Depot Division, primarily due to 60 fewer retail locations in service compared to the previous year and reduced retail and online consumer traffic, as well as lower sales in its ODP Business Solutions Division, despite improving year-over-year comparable revenue trends
•
GAAP operating income of $9 million versus $400 thousand in the prior year period. Net income from continuing operations and net diluted earnings per share was break even in the second quarter of 2025 compared to net loss from continuing operations of $4 million, or $(0.12) per diluted share, in the prior year period. GAAP operating results in the second quarter of 2025 included $16 million of charges of which $12 million is related to the Company’s Optimize for Growth restructuring plan
•
Adjusted operating income of $25 million, compared to $33 million in the second quarter of 2024; adjusted EBITDA of $47 million, compared to $57 million in the second quarter of 2024
•
Adjusted net income from continuing operations of $15 million, or adjusted diluted earnings per share from continuing operations of $0.51, versus $20 million or $0.56, respectively, in the prior year period
•
Operating cash flow from continuing operations of $16 million and adjusted free cash flow of $13 million, versus $(1) million and $5 million, respectively, in the prior year period
•
$658 million of total available liquidity including $177 million in cash and cash equivalents at quarter end

“Our team’s disciplined execution and focus on operational excellence resulted in another quarter of improved performance,” said Gerry Smith, Chief Executive Officer of The ODP Corporation. “During the quarter, we drove improved revenue trends and delivered solid operating results, highlighted by stronger adjusted free cash flow generation. These results reflect ongoing improvements across both our consumer and B2B businesses.”

“In our consumer segment, we meaningfully improved same-store sales trends versus last year, underscoring the effectiveness of our targeted sales strategies and strong value proposition. Meanwhile, in our B2B distribution business, we achieved approximately a 200-basis point improvement in year-over-year revenue trends, driven by stronger sales traction with new customers and early contributions from our expansion into the hospitality sector. Sales trends improved month over month throughout the quarter, improving our position as we head into the second half of the year.”

“On a consolidated basis, our strong performance resulted in solid adjusted EBITDA and drove adjusted free cash flow more than double last year’s level, further strengthening our balance sheet.”

“As we look to the second half of the year, we remain confident in our ability to drive continued improvement and value creation. We expect continued strength in performance in our consumer segment while driving improved revenue trends in our B2B distribution business, as we continue to onboard new customers and begin to penetrate the hospitality segment. Additionally, with our strong focus on cash, we expect to generate significantly higher adjusted free cash flow versus last year, further strengthening our foundation and balance sheet. We remain committed to executing our core strategy and delivering long-term shareholder value,” Smith added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2025 were $1.6 billion, an 8% decrease compared to the same period last year, primarily reflecting lower sales in both the consumer and business-to-business (B2B) divisions. The decline in the consumer division, Office Depot, was mainly driven by 60 fewer stores in operation due to planned closures, as well as reduced retail and online consumer traffic. On a comparable store basis, sales declined 5%, representing a meaningful improvement over the 7% decrease in the prior year period. In the ODP Business Solutions Division, sales declined 6% year-over-year, primarily reflecting ongoing macroeconomic headwinds and softer enterprise spending. However, sales trends improved by approximately 200 basis points both sequentially and year-over-year, indicating positive momentum in the business. Veyer continued to deliver strong logistical support for both the ODP Business Solutions and Office Depot divisions despite lower internal sales volume, while also advancing its growth strategy by providing supply chain and procurement solutions to third-party customers and driving increases in external revenue.

The Company reported GAAP operating income of $9 million in the second quarter of 2025, up compared to $400 thousand in the prior year period. Operating results in the second quarter of 2025 included $16 million of charges primarily related to $13 million in restructuring expenses largely associated with the Optimize for Growth restructuring plan, $2 million in non-cash asset impairments of operating lease right-of-use (“ROU”) assets associated with the Company’s retail store locations, and $1 million related to the impairment of operating lease ROU assets associated with the Company’s supply chain facilities. Net income from continuing operations and net diluted earnings per share were break even in the second quarter of 2025, up compared to net loss from continuing operations of $4 million, or $(0.12) per diluted share in the second quarter of 2024.

Adjusted (non-GAAP) Results(1)

Adjusted results for the second quarter of 2025 exclude charges and credits totaling $16 million as described above and the associated tax impacts.

•
Second quarter 2025 adjusted EBITDA was $47 million compared to $57 million in the prior year period. This included adjusted depreciation and amortization of $24 million in both the second quarter of 2025 and 2024
•
Second quarter 2025 adjusted operating income was $25 million, down compared to $33 million in the second quarter of 2024
•
Second quarter 2025 adjusted net income from continuing operations was $15 million, or $0.51 per diluted share, compared to $20 million, or $0.56 per diluted share, in the second quarter of 2024, a decrease of 9% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of $3.5 billion.

•
Reported sales for the second quarter of 2025 were $859 million, a decrease of 6% year-over-year. This result reflects an improvement in revenue trends, despite ongoing macroeconomic challenges and continued softness in enterprise demand. Sequential and year-over-year revenue trends improved by about 200 basis points, driven by ODP Business Solutions’ success in onboarding new customers, executing targeted sales initiatives, and generating incremental growth in hospitality categories
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 45% of total ODP Business Solutions’ sales, representing an increase over the same period last year
•
Delivered significant progress on long-term growth initiatives, accelerating expansion into new market sectors. Achieved substantial sales growth in Operating, Supplies & Equipment (OS&E) categories within the hospitality business and expanded presence in new markets helping drive increased demand for traditional product categories. Onboarded approximately one thousand new hotel properties as customers through the Company’s existing hospitality agreement. Made meaningful progress on potential new agreements with several leading hospitality management companies
•
Successfully attracted new enterprise customers and continuing to build upon large pipeline for future growth, both in traditional and new industry sectors
•
Operating income was $18 million in the second quarter of 2025, down compared to $29 million in the same period last year on a reported basis. EBITDA was $24 million, or 3% on a percentage of sales basis

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and eCommerce presence.

•
Reported sales were $716 million in the second quarter of 2025, down 10% year-over-year, reflecting an improvement over prior year trends. Sales were impacted by 60 fewer retail locations due to planned store closures, lower demand in certain product categories, and reduced online sales. Comparable store sales declined 5%, a meaningful improvement versus the 7% decrease in the prior year period, as targeted, profitable sales strategies gained traction. The Company closed 23 retail stores during the quarter, ending with 834 retail locations
•
Store and online traffic were lower year-over-year due to macroeconomic factors. However, targeted sales promotions resulted in higher average order volumes and sales per shopper, strengthening top-line results and margins
•
Operating income was $12 million in the second quarter of 2025, compared to $17 million during the same period last year on a reported basis, driven primarily by the flow through impact from fewer stores in service and lower sales volume. As a percentage of sales, operating income was 2%, flat with the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and business next-day delivery capabilities to 98.5% of U.S. population.

•
In the second quarter of 2025, Veyer provided support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating reported sales of $1.1 billion
•
Reported operating income was $10 million in the second quarter of 2025, compared to $5 million in the prior year period
•
Growing new customer prospects resulting in expanded new business pipeline potential
•
In the second quarter of 2025, sales generated from third-party customers increased by 90% compared to the same period last year, resulting in sales of $19 million. EBITDA generated from third-party customers was $5 million in the quarter, an increase of 32% compared with the prior year period

Balance Sheet and Cash Flow

As of June 28, 2025, ODP had total available liquidity of $658 million, consisting of $177 million in cash and cash equivalents and $481 million of available credit under the Fourth Amended Credit Agreement. Total debt was $245 million.

For the second quarter of 2025, cash provided by operating activities of continuing operations increased to $16 million, which included $9 million in restructuring spend, compared to cash used by operating activities of continuing operations of $1 million in the second quarter of the prior year, which included $25 million in restructuring spend. The year-over-year increase in operating cash flow is primarily related to operational discipline including strong cash conversion, as well as prudent working capital management helping to offset the impact of lower sales.

Capital expenditures were $12 million in the second quarter of 2025 versus $19 million in the prior year period, as the Company continued to prioritize capital investments towards B2B growth opportunities supporting its supply chain operations, distribution network, and digital capabilities. Adjusted Free Cash Flow(3) was $13 million in the second quarter of 2025, up compared to $5 million in the prior year period.

“Our team’s focus on operational discipline and cash conversion helped us generate $13 million in adjusted free cash flow for the quarter—a 160% increase over last year,” said Adam Haggard, co-CFO of The ODP Corporation. “The changes we are making to our business model have resulted in stronger cash generation year-to-date and have helped us pay down approximately $35 million in debt so far this year, further strengthening our balance sheet. We remain committed to disciplined capital allocation in our core business, while pursuing higher growth opportunities in our traditional segments and in attractive new industries like hospitality. We are also sharpening our focus on inventory management opportunities which we expect will enhance future cash generation. We believe this strategy positions ODP to maximize cash flow and provides a pathway for long term sustainable growth and value creation.”

Hospitality Industry Progress

As previously announced, ODP Business Solutions has formed a strategic partnership with one of the world’s largest hotel management organizations, becoming a preferred provider for OS&E. This agreement positions ODP as a reliable distribution partner, supporting the recurring in-room hotel supply needs of its over 15,000 members. This partnership underscores ODP’s evolution beyond office supplies and highlights its ability to deliver tailored solutions to businesses in the hospitality, healthcare, and adjacent sectors.

The Company continues to make solid progress in expanding its presence within the hospitality sector, leveraging strategic relationships with leading suppliers, including Sobel Westex and Hunter Amenities, broadening access to a diverse range of premium products and elevating service for hospitality clients. During the quarter, ODP Business Solutions added key leadership and sales talent with significant prior hospitality experience and success. Additionally, the Company onboarded approximately one thousand new properties under its current agreement, which will help drive longer term growth. In the initial phase of its launch, the Company is seeing solid early demand for its OS&E product offering, resulting in robust month-over-month growth in hospitality categories in the quarter. Furthermore, the expanded product assortment is driving increased sales of traditional office products among hospitality customers.

The Company is also actively engaged in discussions with several additional major hospitality organizations to become a primary supplier of OS&E products for both company-owned and franchised locations.

“We are very encouraged by the early momentum we are seeing as we enter the hospitality market segment,” said Gerry Smith. “Our progress demonstrates strong demand for our hospitality solutions and the high-touch, reliable service that supports them. Furthermore, this expanded offering is driving increased interest in our traditional office products among hospitality customers. We are rapidly onboarding new customers in this segment and are actively pursuing opportunities to further expand our reach in the sector, making progress on discussions with several additional leading hospitality management companies. We believe the progress we are making will be reflected in our future results and will further strengthen our foundation for long-term, profitable growth.”

“Optimize for Growth” B2B Revenue Acceleration Plan

In the second quarter of 2025, the Company advanced its “Optimize for Growth” restructuring plan, an initiative aimed at reducing fixed-cost infrastructure while leveraging core strengths to accelerate growth in B2B market segments. This includes expansion into new enterprise verticals such as hospitality, healthcare, and other adjacent sectors.

In connection with this plan in the second quarter of 2025, the Company recognized $12 million of restructuring expense primarily related to severance costs and the closure of 23 retail stores, three distribution facilities, and one satellite location. In total, over the multi-year life of the plan, the Company expects to incur costs in the range of $185 million to $230 million, which we anticipate will generate approximately $380 million in EBITDA improvement and generate over $1.3 billion in total value.

Commentary Regarding 2025 Outlook

For the second half of the year, the Company expects to deliver continued improvement in performance, driven by:

•
Top-line trend improvement at ODP Business Solutions in the second half of 2025, driven by improved performance in traditional product categories and expansion into hospitality
•
Continued robust results in the consumer business, Office Depot, supporting strong cash generation throughout the second half of the year
•
Generation of over $115 million in adjusted free cash flow for the full year 2025, as the Company executes its strategy and sharpens its focus on working capital management

Estimated Adjusted Free Cash Flow for the full year 2025 is a non-GAAP measure. This measure excludes charges not indicative of core operations, such as cash charges associated with its Optimize for Growth plan and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges are not currently determinable but may be significant. Accordingly, the Company is unable to provide an equivalent GAAP measure or reconciliations from GAAP to non-GAAP for Adjusted Free Cash Flow for the full year 2025.

“We are encouraged by our improved performance and progress in the first half of the year and we remain optimistic about driving further improvements to areas of our business in the second half,” added Smith. “Our outlook considers stable macroeconomic and business conditions. Additionally, while we are not immune from changes in the evolving tariff landscape, we believe that we are well positioned to adjust as necessary to limit potential impacts to our business.”

“We remain committed to executing our core strategy and capitalizing on the many opportunities ahead. By leveraging our strong asset base, we are driving growth in our core B2B business and expanding into higher-growth industries such as hospitality. At the same time, we are maximizing value and cash generation in our consumer business and reducing our fixed cost infrastructure, which we expect will positively impact margins in future years. Overall, we are strengthening our foundation and improving our positioning to drive future profitable growth and cash flow generation,” Smith added.

The ODP Corporation will webcast a call with financial analysts and investors on August 6, 2025, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures and changes in restricted cash. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s restructuring programs, and related expenses. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; and Veyer, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2025 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform or that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including charges and benefits related to Optimize for Growth, Project Core and other strategic restructurings or initiatives; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive.

Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Sales	$1,586	$1,717	$3,286	$3,586
Cost of goods and occupancy costs	1,276	1,375	2,615	2,836
Gross profit	310	342	671	750
Selling, general and administrative expenses	285	309	592	650
Asset impairments	3	8	41	14
Merger and restructuring expenses, net	13	25	61	45
Operating income (loss)	9	—	(23)	41
Other income (expense):
Interest income	3	2	5	5
Interest expense	(6)	(5)	(13)	(10)
Other expense, net	(4)	(1)	(6)	(1)
Income (loss) from continuing operations before income taxes	2	(4)	(37)	35
Income tax expense (benefit)	2	—	(8)	8
Net income (loss) from continuing operations	—	(4)	(29)	27
Discontinued operations, net of tax	—	(69)	—	(85)
Net income (loss)	$—	$(73)	$(29)	$(58)
Basic earnings (loss) per share
Continuing operations	$—	$(0.12)	$(0.97)	$0.75
Discontinued operations	—	(1.93)	—	(2.34)
Net basic earnings (loss) per share	$—	$(2.05)	$(0.97)	$(1.59)
Diluted earnings (loss) per share
Continuing operations	$—	$(0.12)	$(0.97)	$0.73
Discontinued operations	—	(1.93)	—	(2.28)
Net diluted earnings (loss) per share	$—	$(2.05)	$(0.97)	$(1.55)

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	June 28,	December 28,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$177	$166
Receivables, net	460	466
Inventories	745	770
Prepaid expenses and other current assets	37	30
Current assets held for sale	12	6
Total current assets	1,431	1,438
Property and equipment, net	264	299
Operating lease right-of-use assets	853	954
Goodwill	412	411
Other intangible assets, net	46	48
Deferred income taxes	122	102
Other assets	273	277
Total assets	$3,401	$3,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$697	$697
Accrued expenses and other current liabilities	817	835
Income taxes payable	2	2
Short-term borrowings and current maturities of long-term debt	8	9
Total current liabilities	1,524	1,543
Deferred income taxes and other long-term liabilities	136	116
Pension and postretirement obligations, net	15	14
Long-term debt, net of current maturities	237	270
Operating lease liabilities, net of current portion	693	779
Total liabilities	2,605	2,722
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 67,683,589 at June 28, 2025 and 67,414,115 at December 28, 2024; outstanding shares — 30,084,433 at June 28, 2025 and 29,814,959 at December 28, 2024	1	1
Additional paid-in capital	2,781	2,771
Accumulated other comprehensive loss	(116)	(124)
Accumulated deficit	(344)	(315)
Treasury stock, at cost — 37,599,156 shares at June 28, 2025 and December 28, 2024	(1,526)	(1,526)
Total stockholders’ equity	796	807
Total liabilities and stockholders’ equity	$3,401	$3,529

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 28,	June 29,
	2025	2024
Cash flows from operating activities:
Net loss	$(29)	$(58)
Loss from discontinued operations, net of tax	—	(85)
Net income (loss) from continuing operations	(29)	27
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56	49
Amortization of debt discount and issuance costs	1	1
Charges for losses on receivables and inventories	8	12
Asset impairments	41	14
Gain on disposition of assets, net	—	(1)
Compensation expense for share-based payments	12	20
Deferred income taxes and deferred tax asset valuation allowances	(20)	(18)
Changes in working capital and other operating activities	4	(61)
Net cash provided by operating activities of continuing operations	73	43
Net cash used in operating activities of discontinued operations	—	(16)
Net cash provided by operating activities	73	27
Cash flows from investing activities:
Capital expenditures	(33)	(50)
Proceeds from disposition of assets	—	1
Settlement of company-owned life insurance policies	16	1
Net cash used in investing activities of continuing operations	(17)	(48)
Net cash used in investing activities of discontinued operations	(2)	(5)
Net cash used in investing activities	(19)	(53)
Cash flows from financing activities:
Payments on credit facilities and debt retirement	(426)	(240)
Borrowings under credit facilities	392	246
Net payments on other long and short-term borrowings	(6)	(5)
Share purchases for taxes, net of proceeds from employee share-based transactions	(2)	(15)
Repurchase of common stock for treasury	(3)	(153)
Other financing activities	—	(7)
Net cash used in financing activities of continuing operations	(45)	(174)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(45)	(174)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	11	(202)
Cash, cash equivalents and restricted cash at beginning of period	171	395
Cash, cash equivalents and restricted cash at end of period	$182	$193
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$48	$155
Right-of-use assets obtained in exchange for new finance lease liabilities	6	8
Interest paid	12	8
Cash taxes paid, net	13	11

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	2Q25	2Q24	YTD25	YTD24
Sales (external)	$858	$915	$1,708	$1,838
Sales (internal)	$1	$2	$3	$5
% change of total sales	(6)%	(8)%	(7)%	(8)%
Division operating income	$18	$29	$40	$59
% of total sales	2%	3%	2%	3%

Office Depot Division	2Q25	2Q24	YTD25	YTD24
Sales (external)	$709	$792	$1,541	$1,729
Sales (internal)	$7	$7	$13	$15
% change of total sales	(10)%	(12)%	(11)%	(13)%
Division operating income	$12	$17	$56	$68
% of total sales	2%	2%	4%	4%
Change in comparable store sales	(5)%	(7)%	(5)%	(8)%

Veyer Division	2Q25	2Q24	YTD25	YTD24
Sales (external)	$19	$10	$37	$19
Sales (internal)	$1,049	$1,167	$2,184	$2,401
% change of total sales	(9)%	(11)%	(8)%	(12)%
Division operating income	$10	$5	$19	$14
% of total sales	1%	0%	1%	1%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges and credits not indicative of core operations. For this release these cash charges and credits include restructuring costs associated with Optimize for Growth, Project Core, and Maximize B2B programs.

(In millions, except per share amounts)

Q2 2025	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$3	0.2%	$3	$—		—%
Merger and restructuring expenses, net	$13	0.8%	$13	$—		—%
Operating income	$9	0.6%	$(16)	$25	(4)	1.6%
Other expense, net	$(4)	(0.3)%	$(1)	$(3)	(5)	(0.2)%
Income tax expense	$2	0.1%	$(1)	$3	(6)	0.2%
Net income from continuing operations	$—	—%	$(16)	$15	(7)	0.9%
Earnings per share from continuing operations (fully diluted)	$—		$(0.51)	$0.51	(7)
Depreciation and amortization	$29	1.8%	$5	$24	(8)	1.5%

Q2 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$8	0.5%	$8	$—		—%
Merger and restructuring expenses, net	$25	1.5%	$25	$—		—%
Operating income	$—	—%	$(33)	$33	(4)	1.9%
Income tax expense	$—	—%	$(9)	$9	(6)	0.5%
Net income (loss) from continuing operations	$(4)	(0.2)%	$(24)	$20	(7)	1.2%
Earnings (loss) per share from continuing operations (fully diluted)	$(0.12)		$(0.68)	$0.56	(7)

YTD 2025	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$41	1.2%	$41	$—		—%
Merger and restructuring expenses, net	$61	1.9%	$61	$—		—%
Operating income (loss)	$(23)	(0.7)%	$(102)	$79	(4)	2.4%
Other expense, net	$(6)	(0.2)%	$(1)	$(5)	(5)	(0.2)%
Income tax expense (benefit)	$(8)	(0.2)%	$(26)	$18	(6)	0.5%
Net income (loss) from continuing operations	$(29)	(0.9)%	$(77)	$47	(7)	1.4%
Earnings (loss) per share from continuing operations (fully diluted)	$(0.97)		$(2.54)	$1.57	(7)
Depreciation and amortization	$56	1.7%	$7	$49	(8)	1.5%

YTD 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$14	0.4%	$14	$—		—%
Merger and restructuring expenses, net	$45	1.3%	$45	$—		—%
Operating income	$41	1.1%	$(59)	$100	(4)	2.8%
Income tax expense	$8	0.2%	$(15)	$23	(6)	0.6%
Net income from continuing operations	$27	0.8%	$(44)	$70	(7)	2.0%
Earnings per share from continuing operations (fully diluted)	$0.73		$(1.16)	$1.89	(7)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
Adjusted EBITDA:	2025	2024	2025	2024
Net income (loss)	$—	$(73)	$(29)	$(58)
Discontinued operations, net of tax	—	(69)	—	(85)
Net income (loss) from continuing operations	—	(4)	(29)	27
Income tax expense (benefit)	2	—	(8)	8
Income (loss) from continuing operations before income taxes	2	(4)	(37)	35
Add (subtract)
Interest income	(3)	(2)	(5)	(5)
Interest expense	6	5	13	10
Adjusted depreciation and amortization (8)	24	24	49	49
Charges and credits, pretax (9)	17	33	103	59
Adjusted EBITDA	$47	$57	$123	$147

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, and asset impairments (if any).
(5)
Adjusted other expense, net for year-to-date 2025 excludes charges related to a liability of $1 million related to our former European business.
(6)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(7)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger and restructuring expenses, net, and asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(8)
Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.
(9)
Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, and asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
Free cash flow	2025	2024	2025	2024
Net cash provided by (used in) operating activities of continuing operations	$16	$(1)	$73	$43
Capital expenditures	(12)	(19)	(33)	(50)
Change in restricted cash impacting working capital	—	—	—	—
Free cash flow	4	(20)	39	(7)
Adjustments for certain cash charges:
Optimize for Growth	7	—	14	—
Project Core	2	22	4	24
Maximize B2B Restructuring Plan	—	3	1	5
Adjusted free cash flow	$13	$5	$58	$22

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q2	Q2	YTD
	2025	2024	2025
Office Depot Division:
Stores closed	23	9	35
Total retail stores (U.S.)	834	894	—
Total square footage (in millions)	18.5	19.8	—
Average square footage per store (in thousands)	22.1	22.1	—